Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion by reference in the registration statements on Form S-3 (File No. 333-229118) and Form S-8 (File No. 333-251196) of Avalon GloboCare Corp. of our report dated June 24, 2021, with respect to our audits of the consolidated financial statements of Lonlon Biotech Ltd. as of December 31, 2020 and 2019 and for the years then ended, which included an explanatory paragraph as to Lonlon Biotech Ltd.’s ability to continue as a going concern, which appears in this Current Report on Form 8-K of Avalon GloboCare Corp.

/s/ Friedman LLP

New York, New York

June 25, 2021